ADVANCED VOICE RECOGNITION SYSTEMS, INC. RECEIVES NOTICE OF ALLOWANCE FOR SECOND SIGNIFICANT PATENT FROM U.S. PATENT AND TRADEMARK OFFICE (USPTO)

SCOTTSDALE, AZ -- March 31, 2009 -- Advanced Voice Recognition Systems, Inc. (“AVRS”) (OTCBB: AVOI) announced today that it has received a Notice of Allowance from the United States Patent and Trademark Office for AVRS’s second patent for its speech recognition and transcription technology.  AVRS is engaged in the development of interface and application solutions for speech recognition technology that it believes have significant market potential.

AVRS’ primary patent (U.S. Patent No. 5,960,447; Word Tagging and Editing System for Speech Recognition) was granted in September 1999.  This second patent for digital voice recognition and transcription technology is titled “Speech Recognition and Transcription Among Users Having Heterogeneous Protocols”, and discloses a system for facilitating speech recognition and transcription among users employing incompatible protocols for generating, transcribing, and exchanging speech.

President and CEO of AVRS, Walter Geldenhuys, stated, “Historically, wehave placed a high priority on research and development, and we plan to conduct further research and development as we evaluate our patented applications and technologies and how the Company can best capitalize and monetize its assets in the rapidly growing voice recognition and transcription marketplace. We believe this second patent will contribute to our licensing and marketing opportunities.”

ABOUT ADVANCED VOICE RECOGNITION SYSTEMS, INC:

AVRS, a software development company headquartered in Scottsdale, Arizona, specializes in the research and development of interface and application solutions for speech recognition technology. AVRS’s UHIT™ application utilizes the Company’s patented and proprietary algorithms, software and hardware to provide the end-user with speech recognition or speech-to-text technology.

AVRS also reported today that on Monday, March 30, 2009, AVRS filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which includes updated financial information and other information.

FORWARD-LOOKING STATEMENTS:

This press release includes forward-looking statements as determined by the SEC. All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that AVRS believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of AVRS to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include prospects for commercial success of products being developed by AVRS, the availability and receipt of financing, general economic and business conditions, and other factors over which AVRS has little or no control. AVRS does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in AVRS’s recent filings with the SEC.

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